       As filed with the Securities and Exchange Commission on December 3, 1999
                                                     Registration No. 333-______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                                 GLOBESPAN, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                             3674                      75-2658218
     (State or other jurisdiction       (Primary Standard Industrial         (IRS Employer
   of incorporation or organization)     Classification Code Number)      Identification No.)

                                100 SCHULZ DRIVE
                           RED BANK, NEW JERSEY 07701
                                 (732) 345-7500
               (Address of principal executive offices) (Zip Code)

                               -------------------

                   GLOBESPAN, INC. 1996 EQUITY INCENTIVE PLAN
                            (Full title of the Plan)

                               -------------------

                               ROBERT J. MCMULLAN
                             CHIEF FINANCIAL OFFICER
                                 GLOBESPAN, INC.
                                100 SCHULZ DRIVE
                           RED BANK, NEW JERSEY 07701

                     (Name and address of agent for service)
                                 (732) 345-7500
          (Telephone number, including area code, of agent for service)

                               -------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
           Title of                                Proposed Maximum     Proposed Maximum
          Securities                  Amount           Offering            Aggregate           Amount of
             to be                    to be              Price              Offering          Registration
          Registered              Registered(1)        per Share           Price (2)              Fee
          ----------              -------------        ---------           ---------              ---
Common Stock (par value $.001)     952,384 shares   $75.1875(2)          $71,607,372(2)         $18,904.35


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of GlobeSpan, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of GlobeSpan, Inc. as reported on the Nasdaq National Market on December 1, 1999.

                                EXPLANATORY NOTE

        GlobeSpan, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus GlobeSpan, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 952,384 shares of common stock acquired by Selling Stockholders under the GlobeSpan, Inc. 1996 Equity Incentive Plan.

                                 GLOBESPAN, INC.

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                 Location/Heading in Prospectus
--------------------                                 ------------------------------
1.  Forepart of Registration Statement and           Cover page
    Outside Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover              Available Information; Incorporation of
    Page of Prospectus                               Certain Information by Reference

3.  Summary Information, Risk Factors and            Risk Factors
    Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                                  Use of Proceeds

5.  Determination of Offering Price                  Not applicable

6.  Dilution                                         Not applicable

7.  Selling Security Holder                          Selling Security Holder

8.  Plan of Distribution                             Plan of Distribution

9.  Description of Securities to be                  Not Applicable
    Registered

10. Interests of Named Experts and Counsel           Not Applicable

11. Material Changes                                 Not Applicable

12. Incorporation of Certain Information             Documents Incorporated by Reference

13. Disclosure of Commission Position on             Indemnification
    Indemnification for Securities Act
    Liabilities

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        GlobeSpan, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

        (a) The Registrant's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-75173 on Form S-1 filed with the SEC on May 10, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the period from inception through December 31, 1996 and for each of the Registrant's fiscal years ending December 31, 1997 and 1998; and

        (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 and September 30, 1999;

        (c) The Registrant's Registration Statement No. 000-26401 on Form 8-A filed with the SEC on June 16, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article VII,
Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

        The sale and issuance of securities to the registered stockholders by GlobeSpan, Inc. to whom the shares offered for resale pursuant to this Registration Statement were sold were in each case deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof.

Item 8. Exhibits

Exhibit
Number      Exhibit
------      -------
 4          Instrument Defining Rights of Stockholders. Reference is made to
            Registrant's Registration Statement No. 000-26401 on Form 8-A,
            together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants

24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.

Item 9. Undertakings

               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1996 Equity Incentive Plan.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey on this 1st day of December, 1999.


                                      GLOBESPAN, INC.


                                      By: /s/ ARMANDO GEDAY
                                          --------------------------------------
                                          Armando Geday
                                          President and Chief Executive Officer



                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of GlobeSpan, Inc., a Delaware corporation, do hereby constitute and appoint Armando Geday and Robert
J. McMullan, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                                     Date
---------                               -----                                     ----

        /s/ ARMANDO GEDAY               President, Chief Executive Officer and    December 1, 1999
----------------------------------      Director (Principal Executive Officer)
          Armando Geday

        /s/ ROBERT MCMULLAN             Chief Financial Officer (Principal        December 1, 1999
----------------------------------      Financial and Accounting Officer) and
         Robert McMullan                Secretary

         /s/ THOMAS EPLEY               Director                                  December 1, 1999
----------------------------------
           Thomas Epley

         /s/ KEITH GEESLIN              Director                                  December 1, 1999
----------------------------------
          Keith Geeslin

Signature                               Title                                     Date
---------                               -----                                     ----

        /s/ DAVID STANTON               Director                                  December 1, 1999
----------------------------------
          David Stanton

                                        Director
----------------------------------
           Dipanjan Deb

                                        Director
----------------------------------
          James Coulter

        /s/ BARBARA CONNOR              Director                                  December 1, 1999
----------------------------------
          Barbara Connor

       /s/ FEDERICO FAGGIN              Director                                  December 1, 1999
----------------------------------
         Federico Faggin

                             SHARES OF COMMON STOCK
                                 GLOBESPAN, INC.

        This Reoffer Prospectus relates to 952,384 shares of the Common Stock, par value $0.001 (the "Common Stock"), of GlobeSpan, Inc. (the "Company"), which may be offered from time to time by certain key employees named herein (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

        The Common Stock is traded on the Nasdaq National Market System.

        The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
   BEGINNING ON PAGE 4. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

        The date of this Prospectus is December 3, 1999.

                              AVAILABLE INFORMATION

        The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

        The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

        A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Robert McMullan, GlobeSpan, Inc., 100 Schultz Drive, Red Bank, NJ 07701. The Company's telephone number at that location is (732) 345 7500.

                                TABLE OF CONTENTS

                                                                        Page
THE COMPANY................................................................3

RISK FACTORS...............................................................4

USE OF PROCEEDS...........................................................16

REGISTERED STOCKHOLDERS...................................................16

PLAN OF DISTRIBUTION......................................................17

DOCUMENTS INCORPORATED BY REFERENCE.......................................17

INDEMNIFICATION...........................................................18

                                   THE COMPANY


     GlobeSpan, Inc. (the "Company") is a leading worldwide developer of advanced digital subscriber line (DSL) integrated circuits (chip sets) which enable high-speed data transmission over the existing network of copper telephone wires known as the local loop. Our products, when deployed at each end of these copper telephone wires, enable data transmission at rates over 100 times faster than today's commonly deployed modem technologies, which transmit data at 56 kilobits per second (Kbps). We sell our integrated circuits as chip sets to manufacturers of DSL equipment for incorporation into products that are sold to telecommunications service providers and end users. To date, we have shipped more than one million DSL chip sets, representing a significant share of this emerging market, to a broad base of leading communications equipment manufacturers, including Ascom Hasler AG, Cisco Systems, LG Information & Communications, NEC Corporation, Paradyne Corporation and Westell Technologies. We do not own or operate our own fabrication facility and Lucent Technologies currently manufactures substantially all of our chip sets.

     Our products target the rapidly growing market for high-speed data transmission applications such as Internet access, telecommuting and networking among branch offices. In order to enable these applications, equipment manufacturers are designing DSL systems around increasingly complex integrated circuits which account for a significant portion of the value-added, proprietary content of such systems. While equipment manufacturers have in-depth systems knowledge, they often lack the core technology and expertise necessary to develop these integrated circuits internally and are turning to DSL integrated circuit developers that possess the core technologies and expertise required to bring high performance, cost-effective solutions to market.

     Our objective is to maximize the number of products that are designed by new and existing customers to incorporate our chip sets. By maximizing the number of such "design wins," we create an opportunity to sell our chip sets in volume quantities, capitalize on the success of any one of our customers' DSL products and increase the likelihood of additional design wins with our customers. While achieving such a design win is not a binding commitment to purchase our product and does not guarantee an order for large volumes of our products, it is a decision by a customer to use our products in the design process of that customer's products. We are successful in capturing design wins because:

     o We have extensive DSL development experience, including six years of field experience in implementing DSL technology;

     o We have sold over one million DSL chip sets, which represents a significant market share of the DSL integrated circuit market;

     o    We offer a broad suite of DSL chip sets;

     o Our DSL chip sets provide high performance processing power, enabling billions of operations per second;

     o Our DSL chip sets create software flexibility, enabling our customers to enhance or reconfigure their products through software downloads;

     o    Our DSL chip sets offer a competitive total system cost;

     o    We apply advanced systems-level expertise;

     o We sell comprehensive reference design guides and offer strong technical support to accelerate customers' time to market; and

     o    Our DSL chip sets are designed to comply with industry standards.

     We believe these advantages and design attributes position us as the preferred design partner and chip set supplier for DSL equipment manufacturers. Our strategy is to maintain and grow our leading design win position by:

     o Targeting all applications in the DSL market and providing the chip set technologies necessary to enable these applications;

     o Strengthening and broadening our technology competencies to maintain our leading position in the DSL market;

     o Leveraging our advanced systems-level expertise to develop and offer ship sets that can be cost effectively incorporated into complete DSL systems; and

     o Continuing to actively participate in the formulation of critical standards for the high-speed data transmission market.

     We were formed as an independent company in July 1996 as part of the divestiture of AT&T Paradyne Corporation by Lucent Technologies. We commenced operations in August 1996. Prior to the divestiture, our business was operated as the Advanced Transmission Technology Division of AT&T Paradyne Corporation.

     The Company's executive offices are located at GlobeSpan, Inc., 100 Schultz Drive, Red Bank, NJ 07701. The Company's telephone number is (732) 345 7500.

                                  RISK FACTORS

OTHER FACTORS AFFECTING OPERATING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

We Have Only Been Operating as an Independent Company Since August 1996, and This Limited Operating History Makes It Difficult to Evaluate Our Prospects

      We have only been operating as an independent company since August 1996, and we only began shipping chip sets in volume in January 1997. We have not had a long history of generating significant revenues. Many of our chip sets have only recently been introduced. As a result of our limited operating history, we have limited historical financial data that can be used in evaluating our business and its prospects and in projecting future operating results. You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market.

Our Quarterly Operating Results Will Fluctuate Because of Many Factors, and May Cause Our Stock Price to Fluctuate

      Our revenues and operating results have varied in the past and are likely to vary in the future from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of any one quarter or series of quarters as an indication of our future performance.

      It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may decline significantly.

      These variations in our operating results will likely be caused by factors related to the operation of our business, including:

      - Variations in the timing and size of chip set orders from, and shipments to, our existing and new customers;

      - Loss of a significant customer, or a significant decrease in purchases by significant customers, such as Cisco Systems or Paradyne Corporation;

      - The mix of chip sets shipped with different gross margins, including the impact of volume purchases from our large customers at discounted average selling prices;

      - The availability of foundry capacity and the expense of having our chip sets manufactured by Lucent Technologies or other foundries in the future;

      - The timing and size of expenses, including operating expenses and expenses of developing new products and product enhancements; and

      -   Our ability to attract and retain key personnel.

      These variations will also be caused by factors related to the development of the DSL market and the competition we face from other DSL chip set suppliers, including:

      - The timing and rate of deployment of DSL services by telecommunications service providers;

      - The timing and rate of deployment of alternative high-speed data transmission technologies, such as cable modems and high-speed wireless data transmission;

      - Anticipated decreases in per unit prices as competition among DSL chip set suppliers increases; and

      - The level of market penetration of our chips sets relative to those of our competitors.

      These variations will also be caused by other factors affecting our business, many of which are substantially outside of the control of our management, including:

      - Costs associated with future litigation, including litigation relating to the use or ownership of intellectual property;

      - Acquisition costs or other non-recurring charges in connection with the acquisition of companies, products or technologies;

      - Foreign currency and exchange rate fluctuations which may make our dollar-denominated products more expensive in foreign markets or could expose us to currency rate fluctuation risks if our sales become denominated in foreign currencies; and

      - General global economic conditions which could adversely affect sales to our customers.

We Expect that Price Competition Among DSL Chip Set Suppliers and Volume Purchases by Large Customers Will Reduce Our Gross Margins in the Future

      We expect that price competition among DSL chip set suppliers and volume purchases of our chip sets at discounted prices will reduce our gross margins in the future. We anticipate that average per unit selling prices of DSL chip sets will continue to decline as product technologies mature. Since we do not manufacture our own products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. Many of our competitors are larger with greater resources and therefore may be able to achieve greater economies of scale and would be less vulnerable to price competition.

      Further, we expect that average per unit selling prices of our chip sets will decrease in the future due to volume discounts to our large customers. These declines in average per unit selling prices will generally lead to declines in gross margins for these products.

We Have a History of Losses, and We Expect to Incur Losses in the Future

      Our failure to significantly increase our revenues would result in continuing losses. We incurred net losses of $0.8 million in the five months ended December 31, 1996, earned net income of $0.8 million in 1997 and incurred net losses of

$7.8 million in 1998 and $7.5 million in the nine months ended September 30, 1999. We expect to incur net losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur substantial negative cash flow in the future. Because of continuing substantial capital expenditures and product development, sales, marketing and administrative expenses, we will need to generate significant quarterly revenues to achieve profitability and positive cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or cash flow on a quarterly or annual basis.

The Loss of One or More of Our Key Customers Would Result in a Loss of a Significant Amount of Our Revenues

      A relatively small number of customers account for a large percentage of our net revenues. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers, or experience a loss of any of our significant customers, particularly Cisco Systems, or suffer a substantial reduction in orders from such customers. In the five months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, our customers who individually represented at least five percent of our net revenues accounted for 85.5%, 72.6%, 70.1% and 61.0%, respectively, of our net revenues. In 1996, our top three customers were Lucent Technologies, LG Information & Communications and Ascom Hasler AG, which accounted for 27.2%, 15.9% and 12.0% of our net revenues, respectively. In 1997, our top three customers were LG Information & Communications, Ascom Hasler AG and Westell Technologies, which accounted for 21.4%, 12.5% and 9.6% of our net revenues, respectively. In 1998, our top three customers were Cisco Systems, NEC Corporation and Ascom Hasler AG, which accounted for 48.3%, 12.6% and 9.2% of our net revenues, respectively. In the nine months ended September 30, 1999, our top three customers were Cisco Systems, Paradyne Corporation, and Ascom Hasler AG, which accounted for 46.1%, 7.7% and 7.2% of our net revenues, respectively. We do not have purchase contracts with any of our customers that obligate them to continue to purchase our products and these customers could cease purchasing our products at any time. Furthermore, it is possible that DSL equipment manufacturers, such as Cisco Systems, Paradyne Corporation, and Ascom Hasler AG, may design and develop internally, or acquire, their own chip set technology, rather than continue to purchase chip sets from third parties such as us. We expect that sales of our products to relatively few customers will continue to account for a significant portion of our net revenues for the foreseeable future.

Because of Our Long Product Development Process and Sales Cycle, We May Incur Substantial Expenses Before We Earn Associated Net Revenues and May Not Ultimately Sell a Large Volume of Our Products

      We develop products based on forecasts of demand and incur substantial product development expenditures prior to generating associated revenues. We sell our products based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our chip sets. In addition, we do not receive orders for our chip sets during the period that potential customers test and evaluate our chip sets. This test and evaluation period typically lasts from three to six months or longer, and volume production of the DSL equipment manufacturer's product that incorporates our chip sets typically does not begin until this test and evaluation period has been completed. In addition, we do not have a substantial non-cancelable backlog of orders and our customers can generally cancel or reschedule orders upon short notice. As a result, a significant period of time may lapse between our product development and sales efforts and our realization of revenues from volume ordering of our products by our customers, or we may never realize revenues from our efforts. Furthermore, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of that customer's products. A customer can choose at any time to discontinue using our products in that customer's designs or product development efforts. If our products are chosen to be incorporated into a customer's products, we may still not realize significant revenues from that customer if that customer's products are not commercially successful.

If We Do Not Achieve Design Wins with Key Equipment Manufacturers, We May Be Unable to Secure Design Wins from These Customers in the Future

      Once a DSL equipment manufacturer has designed a supplier's chip set into its products, the DSL equipment manufacturer may be reluctant to change its source of chip sets due to the significant costs associated with qualifying a new supplier. Accordingly, the failure to achieve design wins with key DSL equipment manufacturers who have chosen a competitor's chip set could create barriers to future sales opportunities with such DSL equipment manufacturers.

Rapid Changes in the Market for DSL Chip Sets May Render Our Chip Sets Obsolete or Unmarketable

      The market for chip sets for DSL products is characterized by:

      -   Intense competition;

      -   Rapid technological change;

      -   Frequent new product introductions by our competitors;

      -   Changes in customer demands; and

      -   Evolving industry standards.

      Any of these factors could make our products obsolete or unmarketable. To compete, we must innovate and introduce new products. If we fail to successfully introduce new products on a timely and cost-effective basis that meet customer requirements and are compatible with evolving industry standards, then our business, financial condition and results of operations will be seriously harmed.

      For example, DSL products utilize different coding techniques to transmit data reliably over copper telephone wires. These coding techniques, or line codes, include two bits per quadrant (2BIQ), carrierless amplitude phase modulation (CAP), discrete multitone modulation (DMT) and pulse amplitude modulation (PAM). To date, most large volume DSL service deployments have used the 2BIQ and CAP line codes. Recently, U.S. and international standards bodies have defined additional standards specifications which incorporate the DMT and PAM line codes for DSL applications. Although we have recently introduced products based on these standards, the majority of our product revenues to date have come from the sale of chip sets that use the CAP line code.

Lucent Technologies Granted to Us Intellectual Property Rights that Are Subject to Restrictions, and the Scope, or Disputes About the Scope, of These Restrictions Could Harm Our Ability to Sell Our Products

      Upon our formation, Lucent Technologies granted to us a number of intellectual property rights. All of these rights are subject to various restrictions and/or conditions. We believe that we currently have all the intellectual property rights from Lucent Technologies that we need to continue to conduct our business. We also believe that we are exercising the rights granted to us by Lucent Technologies within the scope of the applicable restrictions and/or conditions. Nevertheless, the provisions of the agreement describing the scope of the license and immunity rights and restrictions are ambiguous and Lucent Technologies might not agree with our interpretations. If Lucent Technologies adopts a conflicting interpretation or otherwise asserts that we do not have the rights we think we have, we will need to defend ourselves or negotiate for additional rights. It is even possible that we could be prevented from selling some of our products that depend on these rights or immunities. In any case, the process of negotiation or defense would be time-consuming and expensive, and whether or not it is successful would have a negative impact on our ability to conduct our business.

Lucent Technologies Manufactures Substantially All of Our Chip Sets, and Any Disruption in this Relationship Could Prevent Us from Selling Our Products

      We do not own or operate a semiconductor fabrication facility. We depend on Lucent Technologies to timely deliver to us sufficient quantities of fully-assembled and tested chip sets on a turnkey basis. We have had a series of manufacturing arrangements with Lucent Technologies, the latest of which became effective in March 1999. This agreement, however, does not guarantee that Lucent Technologies will adequately fill our orders for current chip sets (either in quantity or timing), or that we will be able to negotiate mutually satisfactory terms for manufacturing our future chip sets. Any disruption in availability of our products would have a serious adverse impact on our business. If we are required for any reason to seek a new manufacturer of our chip sets, a new manufacturer of our chip sets may not be available and in any event switching to a new manufacturer would require six months or more and would involve significant expense and disruption to our business. From time to time there are shortages in worldwide foundry capacity. Such shortages, if they occur, could make it more difficult for us to find a new manufacturer of our chip sets if our relationship with Lucent Technologies is terminated for any reason.

If We Are Required to Seek a New Manufacturer of Our Chip Sets, We Will Be Required to Modify Our Products Which Will Be Costly and Will Require Our Customers to Redesign their Products

      Each of our DSL products contains two chips: a digital signal processing chip and an analog front end chip. Lucent Technologies manufactures both the digital signal processing chip and the analog front end chip. Our chip sets utilize certain circuits owned by Lucent Technologies, and we do not have a license to these circuits. Although we have independently designed functionally equivalent circuits, we have not established a manufacturing source for chip sets that use these replacement circuits, and such chip sets have never been produced. Further, replacing our chip sets that use circuits owned by Lucent Technologies with newly designed products that use our own replacement circuits may in turn require our customers to redesign or re-qualify their products in certain respects. Establishing additional sources for manufacturing our products independent of the circuits owned by Lucent Technologies would be expensive and disruptive to our business.

We Could Become Involved in Disputes with Lucent Technologies, and any Such Dispute Would Be Costly and Time Consuming and Could Be Resolved Adversely to Us

      Although we do not currently anticipate any dispute with Lucent Technologies, because Lucent Technologies is a source of our intellectual property, the principal manufacturer of our chip sets, a significant stockholder, a competitor and a potential customer, we could in the future become involved in disputes with Lucent Technologies. This risk is heightened by the ambiguity inherent in the divestiture agreements among Lucent Technologies, Paradyne Corporation and us. We cannot be certain that we would prevail in any such dispute and, regardless of whether we prevail, any such dispute would be expensive and time-consuming and would harm our business. Further, because we rely on Lucent Technologies, we may be reluctant to enforce our rights in any such dispute. For example, we recently sent Lucent Technologies a letter that inquired whether Lucent Technologies was misappropriating our intellectual property in connection with the development of a competing DSL chip set. In response to discussions with Lucent Technologies about this letter, we have decided not to pursue any claim against Lucent Technologies in connection with past acts relating to digital subscriber loop analog chip (DSLAC) technology. Lucent Technologies also has a warrant to purchase our common stock which provides that we shall not enter into any transaction directly or indirectly, with or for the benefit of any related party other than transactions entered into on a basis no less favorable to us than would be obtainable in a comparable arms' length transaction with a third party that is not a related party. We have entered into several transactions with Paradyne Corporation and Communication Partners, L.P., who are related parties, and we can not assure you that Lucent Technologies would conclude that all of these transactions were on terms obtainable in a comparable arms' length transaction.

The Nature of Our Relationship with, and Substantial Dependence on, Lucent Technologies May Provide Lucent Technologies with an Advantage as a Competitor of Ours

      Lucent Technologies is a competitor of ours. Additionally, Lucent Technologies is a source of our intellectual property, the principal manufacturer of our chip sets and a significant stockholder of ours. Upon our formation, Lucent Technologies retained a license to use all patents that were assigned to us, including in products that compete with our chip sets. Lucent Technologies' ability to compete with us could be enhanced by this license. Furthermore, our substantial dependence on Lucent Technologies could provide Lucent Technologies with the ability to more effectively compete with us.

We May Be Required to Obtain Licenses on Adverse Terms to Sell Industry Standard Compliant Chip Sets

      We have received correspondence, including a proposed licensing agreement, from Amati Corporation (which was recently acquired by Texas Instruments) stating that they believe that they own a number of patents that are required to be compliant with the American National Standards Institute (ANSI) standard specification T1.413. This industry standard is based on the DMT line code. We have introduced products that we believe are compliant with this industry standard, and we may be required to obtain a license to these Amati Corporation patents. We are currently evaluating the patents and proposed licensing terms. If these patents are valid and essential to the implementation of products that are compliant with this industry standard, then Amati Corporation may be required to offer us a license on commercially reasonable, non-discriminatory terms. Because there are currently no established terms for such a license, we may be unable to agree with Amati Corporation on acceptable license terms. If these patents are valid, but not essential to the implementation of products that are compliant with this industry standard, and they apply to our products and we do not modify our products so they become non-infringing, then Amati Corporation would not be obligated to offer us a license on reasonable terms or at all. If we are not able to agree on license terms and as a result fail to obtain a required license, then we could be sued and potentially be liable for substantial monetary damages or have the sale of our products stopped by an injunction. We could also be subject to similar claims like the Amati Corporation claim by third parties in the future.

Third-Party Claims Regarding Intellectual Property Matters Could Cause Us to Stop Selling Our Products or Pay Monetary Damages

      There is a significant risk that third parties, including current and potential competitors, will claim that our products, or our customers' products, infringe on their intellectual property rights. The owners of such intellectual property rights may bring infringement claims against us. Any such litigation, whether or not determined in our favor or settled by us, would be costly and divert the attention of our management and technical personnel. For example, on February 5, 1997 we received an inquiry from Telecommunications Research Laboratories as to whether our product lines in the area of rate adaptive digital subscriber loop technology may be infringing any of the claims of U.S. patent no. 5,023,869 held by Telecommunications Research Laboratories. Upon review of such patent, we responded in a letter dated March 11, 1997 that our products based on rate adaptive digital subscriber loop technology do not infringe any claims of patent no. 5,023,869. Inquiries with respect to the coverage of our intellectual property, such as the Telecommunications Research Laboratories' inquiry, could develop into litigation. Further, one of our customers received a letter dated March 22, 1996 from Telebit Corporation (which was subsequently acquired by Cisco Systems) claiming that it owns patents it believes are essential to, and useful in the manufacture, use and sale of products complying with the American National Standards Institute ASDSL standard T1.413-1995. We examined the merits of Telebit Corporation's claims in light of our then current products that used the CAP line code, but we have not reviewed the merits of the claim with respect to our recently introduced chip sets that use the DMT line code. In the event of an adverse ruling for an intellectual property infringement claim, we could be required to obtain a license or pay substantial damages or have the sale of our products stopped by an injunction. In addition, if a customer of our chip sets cannot acquire a required license on commercially reasonable terms, that customer may choose not to use our chip sets. We have obligations to indemnify our customers under some circumstances for infringement of third-party intellectual property rights. From time to time we receive letters from customers inquiring as to the scope of these indemnity rights; for example, in June 1999, we received a letter from Paradyne Corporation (a customer and affiliated company), informing us that Paradyne had received a letter from a third-party suggesting that some of the third-party's patents may be infringed by Paradyne products. We evaluate all letters of this nature to determine whether we have an indemnity obligation and take appropriate steps. For example, our preliminary review of the letter from Paradyne and the claims made by the third-party suggests that the third-party's patents, if infringed, would be infringed by technology used by our suppliers (with whom we have reciprocal indemnity agreements) and not by our technology, and, therefore, there is no material risk to us; we will continue our review of this (and all other) claims, and take additional steps, if appropriate. If any claims from third-parties required us to indemnify customers (including Paradyne) under our agreements, the costs could be substantial and our business could be harmed.

Despite Our Efforts to Protect Our Intellectual Property, Third Parties May Gain Access to Our Proprietary Technology and Use It to Compete with Us

      Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. For example, in June 1998, we filed suit against three former employees who recently began employment with one of our competitors.

      We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws, contractual provisions, licenses and maskwork protection under the Federal Semiconductor Chip Protection Act of 1984 to protect our intellectual property. In particular, we rely on these measures to protect our intellectual property because, as a fabless semiconductor company, we have third parties, including competitors such as Lucent Technologies, manufacture our chip sets. We also enter into confidentiality agreements with our employees, consultants and customers and seek to control access to, and distribution of, our other proprietary information. There is no guarantee that such safeguards will protect our intellectual property and other valuable competitive information.

      In connection with our private placement of Series A preferred stock to Intel Corporation, we agreed not to sue Intel Corporation for any violation by it of our patent rights. This agreement terminates if Intel Corporation sues us for any infringement by us of its patent rights. This agreement not to sue could enable Intel Corporation to compete more effectively against us.

Our Efforts to Protect Our Intellectual Property May Be Less Effective in Some Foreign Countries Where Intellectual Property Rights Are Not Well Protected by Law or Enforcement

      The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the

United States, and many U.S. companies have encountered substantial infringement problems in such countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may not be adequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products.

Our Industry Is Highly Competitive, and We Cannot Assure You that We Will Be Able to Effectively Compete

      The DSL chip set market is intensely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We believe that we must compete on the basis of a variety of factors, including:

      -   Time to market;

      -   Functionality;

      -   Conformity to industry standards;

      -   Performance;

      -   Price;

      -   Breadth of product lines;

      -   Product migration plans; and

      -   Technical support.

      We believe our principal competitors include Alcatel, Analog Devices, Centillium Technology Corporation, Conexant Systems, Level One Communications, Lucent Technologies, MetaLink, Motorola and Texas Instruments. In addition to these competitors, there have been growing numbers of announcements by other integrated circuit companies that they intend to enter the DSL chip set market.

      Many of our competitors have greater name recognition, their own manufacturing capabilities, significantly greater financial and technical resources, and the sales, marketing and distribution strengths that are normally associated with large multinational companies. These competitors may also have pre-existing relationships with our customers or potential customers. These competitors may compete effectively with us because of the above-listed factors and because they more quickly introduce new technologies, more rapidly or effectively address customer requirements or devote greater resources to the promotion and sale of their products than we do. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

      Further, many of our customers face competition from companies, such as Orckit Communications and PairGain Technologies, which design their own chip sets. Because these companies do not purchase all of their chip sets from suppliers such as us, if these competitors displace our customers in the DSL equipment market, our customers would no longer need our products.

Other Technologies for the High-Speed Data Transmission Market Will Compete Effectively with DSL Services

      DSL services are competing with a variety of different high-speed data transmission technologies, including cable modems, satellite and other wireless technologies. Many of these technologies will compete effectively with DSL services. All of our chip sets are deployed in networks that use standard copper telephone wires. Copper telephone wires have physical properties that limit the speed and distance over which data can be transmitted. In general, data transmission rates over copper telephone wires are slower over longer distances and faster over shorter distances. If any technology that is competing with DSL technology is more reliable, faster, less expensive, reaches more customers or has other advantages over DSL technology, then the demand for our chip sets and our revenues and gross margins may decrease.

Our Executive Officers and Key Personnel Are Critical to Our Business, and These Officers and Personnel May Not Remain with Us in the Future

      We depend upon the continuing contributions of our key management, sales, customer support and product development personnel. The loss of such personnel could seriously harm us. Only Armando Geday, our President and Chief Executive Officer, is subject to an employment agreement; however, we cannot be sure that we can retain Mr. Geday's services. In addition, we have not obtained key-man life insurance on any of our executive officers or key employees. Because DSL technology is specialized and complex, we need to recruit and train qualified technical personnel. However, there are many employers competing to hire qualified technical personnel and we have had difficulty attracting and retaining such personnel. We expect to continue to have difficulty hiring and retaining qualified personnel. Further, our competitors have recruited our employees and may do so in the future.

If Leading DSL Equipment Manufacturers Do Not Incorporate Our Chip Sets in Successful Products, Sales of Our Products Will Significantly Decline

      We rely upon DSL equipment manufacturers, such as Cisco Systems and Paradyne Corporation, to design our chip sets into their DSL products. We further rely on these products to be successful, and if they are not, we will not sell our chip sets in volume quantities. Accordingly, we must correctly anticipate the price, performance and functionality requirements of these DSL equipment - manufacturers. We must also successfully develop products that meet these requirements and make such products available on a timely basis and in sufficient quantities. Further, if there is consolidation in the DSL equipment manufacturing industry, or if a small number of DSL equipment manufacturers otherwise dominate the market for DSL equipment, then our success will depend upon our ability to establish and maintain relationships with these market leaders. If we do not anticipate trends in the DSL market and meet the requirements of DSL equipment manufacturers, or if we do not successfully establish and maintain relationships with leading DSL equipment manufacturers, then our business, financial condition and results of operations will be seriously harmed.

Substantial Sales of Our Chip Sets Will Not Occur Unless Telecommunications Service Providers Initiate Substantial Deployment of DSL Services

      The success of our products is dependent upon the decision by telecommunications service providers to deploy DSL technologies and the timing of the deployment. Factors that will impact such deployment include:

      - A prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

      - The development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

      - Cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;

      - Varying and uncertain conditions of the local loop, including the size and length of the copper wire, electrical interference and interference with existing voice and data telecommunications services;

      - Challenges of interoperability among DSL equipment manufacturers' products;

      -   Evolving industry standards for DSL technologies; and

      -   Government regulation.

      Although a number of telecommunications service providers have commenced commercial deployment of DSL services using DSL products that incorporate our chip sets, if these telecommunications service providers do not expand their deployment of DSL services, or if additional telecommunications service providers do not offer DSL services on a timely basis, then our business, financial condition and results of operations will be seriously harmed.

The Recent Rapid Expansion in Our Operations Has Placed a Strain on Our Management and Personnel and Other Resources

      The recent rapid expansion in our operations has placed a strain on our management and personnel and other resources. If we do not successfully manage our business, financial condition and results of operations will be seriously harmed. Further, from December 31, 1997 to September 30, 1999, we increased from 93 to 186 total employees. This growth has placed and will continue to place a significant strain upon our management, operating and financial systems and other resources. To accommodate this expansion of operations, we must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage our work force.

Sales to Customers Based Outside of the United States Have Accounted for a Significant Portion of Our Revenues, Which Exposes Us to Inherent Risks of International Business

      The following table shows the percentage of our net revenues which we derived from sales to customers based outside of the United States for the time periods indicated:

               Time Period                              Percentage of Net Revenues
               -----------                              --------------------------
      Five Months Ended December 31, 1996                        40.0%
      Year Ended December 31, 1997                               49.2%
      Year Ended December 31, 1998                               32.6%
      Nine Months Ended September 30, 1999                       47.5%

      We expect that sales to such international customers will continue to account for a significant portion of our net revenues for the foreseeable future. Accordingly, we are subject to risks inherent in our international business activities, including:

      -   Unexpected changes in regulatory requirements;

      - Tariffs and other trade barriers, including current and future import and export restrictions;

      -   Difficulties in collecting accounts receivables;

      -   Difficulties in staffing and managing international operations;

      - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

      - The burdens of complying with a wide variety of foreign laws (particularly with respect to intellectual property) and license requirements;

      - The risks related to international political instability and to the recent global economic turbulence and adverse economic circumstances in Asia;

      - Risks that changes in foreign currency exchange rates will make our products comparatively more expensive;

      - Risks that although our product sales are currently denominated in U.S. dollars, if we denominate product sales in foreign currencies in the future, then we will experience risk of loss due to fluctuations in the value of foreign currencies;

      - Difficulties in protecting intellectual property rights in certain foreign countries; and

      - Limited ability to enforce agreements and other rights in certain foreign countries.

      In the year ended December 31, 1998 and the nine months ended September 30, 1999, 9.4% and 23.1%, respectively, of our net revenues were derived from customers based in Asian countries. Because of the continuing economic instability in Asia, sales of our chip sets to customers in this region may be adversely affected.

If We Deliver Products with Defects, Our Credibility Will Be Harmed, and the Sales and Market Acceptance of Our Products Will Decrease

      Our products are complex and have contained errors, defects and bugs when introduced. If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products could be harmed. Further, if our products contain errors, defects and bugs, then we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability from defects in our products. A successful product liability claim could seriously harm our business, financial condition and results of operations.

We Will Continue to Be Controlled by a Principal Stockholder, Which May Have the Effect of Preventing or Delaying a Change of Control of Our Company, and the Interests of the Principal Stockholder May Not Always Coincide with Those of Our Stockholders

      Our executive officers and directors and their affiliates own, in the aggregate, approximately 63.4% of our outstanding common stock as of November 4, 1999.

      Entities affiliated with Texas Pacific Group own approximately 45.0% of GlobeSpan and are able to exercise control over GlobeSpan subject to the fiduciary duties of its representatives on the board of directors under Delaware law. The interests of Texas Pacific Group, may not always coincide with our interests or the interests of other stockholders. Texas Pacific Group, through its representatives on the board of directors, could cause us to enter into transactions or agreements which we would not otherwise consider absent Texas Pacific Group's influence.

      Our current board of directors consists of Ms. Connor and Messrs. Coulter, Deb, Epley, Faggin, Geday, Geeslin and Stanton. Our board of directors has also created an Executive Committee consisting of Messrs. Coulter, Deb, Epley and Geday. Of the current members of the board of directors and the Executive Committee, Messrs. Epley, Geeslin and Stanton are also currently directors of, and have direct or indirect equity interests in, Paradyne Corporation, which is a customer of ours. In addition, Dipanjan Deb, a director of GlobeSpan, is employed by the Texas Pacific Group. Accordingly, our continuing supplier relationship with Paradyne Corporation, and any other potential business dealings between Paradyne Corporation and us, could create conflicts of interest for the GlobeSpan directors.

      We have waived in our amended and restated certificate of incorporation the application to us of section 203 of the Delaware General Corporation Law.
Section 203 of the Delaware General Corporation Law is a statute that generally prohibits an "interested stockholder" from engaging in a "business combination" with a corporation for three years following the time this person became an interested stockholder. An "interested stockholder" is defined generally as a person owning 15% or more of a corporation's voting stock or an affiliate or associate of that person. A "business combination" is defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation's assets. A business combination with an interested stockholder is allowed, however, if the business combination is approved by at least 66.6% of the shares held by the corporation's disinterested stockholders. By waiving
Section 203, it will be easier for us to enter into transactions with our significant stockholders, including Texas Pacific Group, without giving our disinterested stockholders the opportunity to approve the transaction.

Although We Are Not Primarily a Supplier of Software, Our Operations Could Be Affected by Year 2000 Issues, Particularly if Year 2000 Issues Affect Lucent Technologies

      The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century of the year. Many existing electronic systems, including computer systems, use only the last two digits to refer to a year. Therefore, these systems may recognize a date using "00" as 1900 rather than the year 2000. If not corrected, these electronic systems could fail or create erroneous results when addressing dates on and after January 1, 2000.

      In assessing the effect of the Year 2000 Issue on GlobeSpan, we determined that we need to evaluate four general areas:

      -   Supplier relationships;

      -   Internal infrastructure;

      -   Products sold to customers; and

      -   Other third-party relationships.

      Supplier Relationships. We are a "fabless" semiconductor company and therefore rely on third party manufacturers to manufacture our chip sets. To date, Lucent Technologies manufactures substantially all of our chip sets. If Lucent Technologies is affected by the Year 2000 Issue, our supply of chip sets could be delayed or eliminated. Any disruption in our supply of chip sets from Lucent Technologies would seriously harm our business, financial condition and results of operations. We are currently seeking assurances from Lucent Technologies that their manufacturing of our chip sets will be unaffected by the Year 2000 Issue but have not received such assurances to date.

      Internal Infrastructure. The Year 2000 Issue could also affect our internal systems, including both our information technology and non-information technology systems. We have initiated an assessment of our material internal information technology systems, including third-party software and hardware technology. Based upon representations received from these third-party software and hardware suppliers, we do not believe that our material internal information technology systems will be affected by the Year 2000 Issue. We have also initiated an assessment of our non-information technology internal systems, such as our test facility. Based on our preliminary assessment, we do not believe that our material non-information technology internal systems will be affected by the Year 2000 Issue. However, we may experience serious unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

      Products Sold to Customers . Our chip sets and DSL reference design guides do not contain two digit date codes and therefore are generally unaffected by the Year 2000 Issue. However, once shipped, our chip sets are incorporated into system and board-level products which we do not develop. The performance of our chip sets could be affected if a Year 2000 Issue exists in a different component of a customer's product. We have not, and will not, assess the existence of these potential problems in our customers' products.

      We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience significant costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services. As a result, our business, results of operations or financial condition could be materially adversely affected.

      Other Third-Party Relationships. We rely on outside vendors for utilities and telecommunication services as well as climate control, building access and other infrastructure services. We are not capable of independently evaluating the Year 2000 compliance of the systems utilized to supply these services. We cannot assure you that these suppliers will resolve any or all Year 2000 Issues with these systems before the occurrence of a material disruption to our business. Any failure of these third parties to resolve Year 2000 Issues with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

      We have not developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations, and we do not plan to do so in the future. Any investigations we have undertaken with respect to Year 2000 Issues have been funded from available cash, and these costs have not been separately accounted for. To date, these costs have not been significant.

We Have Certain Antitakeover Defenses that Could Delay or Prevent an Acquisition of Our Company

      Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of GlobeSpan. For example, we have authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our directors may be removed only for cause and upon the affirmative vote of at least 80% of our outstanding voting shares.

      We May Need to Raise Additional Capital Which Might Not Be Available or Which, if Available, Would Be on Terms Adverse to Our Recent Public Offering

      We expect the net proceeds from our recent public offering, our current cash and cash equivalents and cash from commercial borrowing availability under credit facilities will meet our working capital and capital expenditure needs for at least one year. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results and financial condition.

Our Stock Price May Be Volatile or Thinly Traded, Which Might Make it Difficult for Stockholders to Sell Their Shares

      The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

      -   Variations in our quarterly operating results;

      - Changes in financial estimates of our revenues and operating results by securities analysts;

      -   Changes in market valuations of integrated circuit companies;

      - Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      - Loss of or decrease in sales to a major customer or failure to complete significant transactions;

      -   Loss or reduction in manufacturing capacity from Lucent Technologies;

      -   Additions or departures of key personnel;

      -   Future sales of our common stock;

      - Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

      -   Commencement of or involvement in litigation; and

      - Announcements by us or our competitors of key design wins and product introductions.

We Could Be Subject to Class Action Litigation Due to Stock Price Volatility, Which, if It Occurs, Will Distract Management and Result in Substantial Costs, and Could Result in Judgments Against Us

      In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could cause serious harm to our business, financial condition and results of operations.

                                 USE OF PROCEEDS

               The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.


                             REGISTERED STOCKHOLDERS

        The Reoffer Prospectus relates to shares of Common Stock which have been acquired by the Registered Stockholders. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options granted under the 1996 Equity Incentive Plan.

        The following table sets forth certain information with respect to the Registered Stockholders as of November 30, 1999:

                                                                       Number
                                               Number of   Number of     of
                                                Shares     Shares to   Shares
                           Stockholder's         Owned        be        Owned
     Registered            Position with        Before      Offered     After
     Stockholder              Company          Offering     Hereby     Offering*
---------------------      -------------      ----------  ----------  ----------
1% Holders and others
Armando Geday           President, Chief       525,317      489,060     36,257
                        Executive Officer,
                        Director

Nicholas Aretakis       Vice President,        101,108      101,108          0
                        Worldwide Sales

Robert McMullan         Chief Financial        107,775      107,775          0
                        Officer, Vice
                        President,
                        Treasurer and
                        Secretary

Thomas Sennhauser       Chief Operating        101,108      101,108          0
                        Officer

Other Registered        Employees                 N/A       153,333        N/A
Stockholders holding
less than 1% of the
Capital Stock

--------------------------------------------------------------------------------
*Assumes sale of all of the shares offered; however, the Registered Stockholders may or may not sell all or any of the offered shares.

                              PLAN OF DISTRIBUTION

               The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

        The Registered Stockholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Registered Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). The Registered Stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the Registered Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Stockholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Registered Stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

        To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Registered Stockholders or anyone effecting sales on behalf of the Registered Stockholders may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

        The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Registered Stockholders or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.


                       DOCUMENTS INCORPORATED BY REFERENCE

        GlobeSpan, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

        (a) GlobeSpan, Inc.'s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-75173 on Form S-1 filed with the SEC on May 10, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the period from inception through December 31, 1996 and for each of GlobeSpan, Inc.'s fiscal years ending December 31, 1997 and 1998; and

        (b) GlobeSpan's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 and September 30, 1999;

        (c) GlobeSpan, Inc.'s Registration Statement No. 000-26401 on Form 8-A filed with the SEC on June 16, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to GlobeSpan, Inc.'s outstanding Common Stock

               All of such documents are on file with the Commission. All documents subsequently filed by GlobeSpan, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.


                                 INDEMNIFICATION


        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. GlobeSpan, Inc.'s Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. GlobeSpan, Inc.'s Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to GlobeSpan, Inc. and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to GlobeSpan, Inc. for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. GlobeSpan, Inc. has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide GlobeSpan, Inc.'s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                  EXHIBIT INDEX

Exhibit
Number       Exhibit
------       -------
     4       Instrument Defining Rights of Stockholders. Reference is made to
             Registrant's Registration Statement No. 000-26401 on Form 8-A,
             together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(d) of this Registration Statement.

  23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

    24 Power of Attorney. Reference is made to page II-5 of this Registration Statement.